Exhibit 99.1

1660 Wynkoop Street, Suite 1000
Denver Colorado 80202-1132	NewsRelease
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:
Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES COMMON STOCK OFFERING
     DENVER, COLORADO. MARCH 27, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) announced today that it intends to offer 4,000,000 shares of its common stock under Royal Gold’s existing effective shelf registration statement filed on Form S-3. Royal Gold also intends to grant the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock to cover over-allotments, if any. The pricing of the offering is anticipated to occur during the week of April 2, 2007.
     Royal Gold currently intends to use the net proceeds from the offering to repay funds drawn under its line of credit, to fund future acquisitions and for general corporate purposes.
     HSBC Securities (USA) Inc. is the global coordinator acting as joint book-runner with Merrill Lynch, Pierce, Fenner & Smith Incorporated. UBS, J.P. Morgan and National Bank Financial are acting as co-managers.
     This offering may be made only by means of a prospectus supplement and related prospectus. A copy of the preliminary prospectus supplement, together with the prospectus, will be filed with the U.S. Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website, www.sec.gov. Once filed, copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained by contacting:

HSBC Securities (USA) Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Attn: Equity Syndicate	Attn: Prospectus Dep’t
452 Fifth Avenue	4 World Financial Center
New York, NY 10018	New York, NY 10080

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     Royal Gold is the largest precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” Royal Gold’s web page is located at www.royalgold.com.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Factors that could cause actual results to differ materially from forward looking statement include, among others, precious metals prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond Royal Gold’s ability to predict or control. Royal Gold disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.